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                                                                    EXHIBIT 99.1
[WEATHERFORD LOGO]
                                                                    NEWS RELEASE


                               WEATHERFORD REPORTS
                           THIRD QUARTER 1999 RESULTS

HOUSTON, October 25, 1999 -- Weatherford International, Inc. (NYSE:WFT) today reported results for the third quarter of 1999. Income from continuing operations was $3.0 million, or 3 cents per share, on revenues of $323.6 million, compared to income from continuing operations of $22.2 million, or 23 cents per share, on revenues of $322.3 million. Operating income in the third quarter of 1999 was $17.6 million compared to $43.7 million in the comparable quarter last year.

Revenues in 1999 benefited from acquisitions and joint ventures completed in 1999. The relative decline in operating income on a year on year basis in the third quarter of 1999 reflected the general effects of the downturn in the industry, including a continuing deterioration in activity levels in the higher margin international markets and lower margins in the North American services segment.

The Company recently announced its intent to spinoff to its stockholders its Grant Prideco Drilling Products Division. A registration statement relating to the spinoff has recently been filed with the Securities and Exchange Commission. Because of Weatherford's intention to spinoff Grant Prideco, all current and prior period financial results attributable to Grant Prideco have been reclassified to "Income (Loss) from Discontinued Operations, Net of Tax." Loss from discontinued operations for the third quarter 1999 was $14.1 million, or 14 cents per share, inclusive of $3.6 million of transaction costs, net of tax, directly related to the spinoff.

Chairman and CEO of Weatherford, Bernard J. Duroc-Danner, commenting on the third quarter results, "Although the levels of profitability are obviously modest, the third quarter reversed recent quarter on quarter trends. The sequential improvement in revenues and earnings are directly attributable to higher activity levels in North America, primarily in our Artificial Lift division where revenues increased 27 percent over prior quarter levels. Compression services also showed good quarter on quarter improvements. International activity, on the other hand, has continued to deteriorate from already depressed levels which has hampered recovery in some of our businesses, in particular, completion and oilfield services."

                                     -More-


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1999 THIRD QUARTER EARNINGS
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For the nine months ended September 30, 1999, revenues were $867.6 million, a decrease of 18 percent compared to last year. Income from continuing operations was $8.7 million compared to $92.7 million last year, excluding one time charges related to the merger of EVI and Weatherford Enterra of $73.5 million after tax.

COMPLETION AND OILFIELD SERVICES
--------------------------------
Revenues in our Completion and Oilfield Services segment declined 16 percent from last year's third quarter to $177 million, but was up 10 percent sequentially. The improvement in revenues in our Completion and Oilfield Services segment is primarily attributable to revenue increases in North America. International activity in general declined throughout the quarter as the major oil companies continue to focus on their own consolidations and internal restructuring.

Margins in our Completion and Oilfield Services segment were depressed during the quarter due to a deterioration of activity in the international markets, fixed costs required to maintain our international infrastructure, increased expenditures for research and development and costs associated with recent acquisitions as those acquisitions are integrated into our businesses.

During the quarter, Weatherford acquired Petroline Wellsystems, the leading provider of flow control equipment in the North Sea and "best-in-class" sand control equipment, adding critical competencies to our completion systems product line. In addition, Weatherford acquired Dailey International, Inc., a leading manufacturer of drilling and fishing jars and a leading provider of underbalanced drilling services, and Williams Tool Co., a leading supplier of pressure control equipment, necessary in underbalanced drilling applications. The combination of Dailey, Williams Tool and our prior ECD acquisition has made Weatherford the worldwide leader and provider of underbalanced drilling services.

ARTIFICIAL LIFT SYSTEMS
-----------------------
Artificial lift revenues, were up 12 percent from the third quarter 1998 to $78.7 million. The increase in revenues is primarily attributable to increased activity in North America, in particular Canada. This segment has also seen increased sales in the South American markets as its artificial lift products have begun to penetrate those markets utilizing Weatherford's extensive worldwide infrastructure. Sequentially, revenues were up 27 percent primarily due to increased activity in the U.S., Canada and South America. Margins for this group were up during the quarter due to improved market conditions.

                                     -More-


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1999 THIRD QUARTER EARNINGS
PAGE 3

COMPRESSION SERVICES
--------------------
Weatherford Global Compression Services (WGCS), the joint venture between GE Capital and Weatherford formed early this year, had revenues of $67.9 million, significantly higher than both the prior year third quarter and second quarter 1999. Continued expansion into high value added, longer term contracts provided most of the revenue growth. Tender activity is high and we would expect continued growth in revenues in this division.

DRILLING PRODUCTS
-----------------
As noted earlier, Grant Prideco's operations are being shown as discontinued in the third quarter 1999. Despite a slight improvement in drilling activity in the third quarter, Grant Prideco's revenues did not benefit in the quarter due to the historical time lag with increased drilling activity. We expect that Grant Prideco's premium tubular revenues and results will improve markedly during the fourth quarter over the third quarter. We do not, however, expect a material improvement in Grant Prideco's drill stem markets until mid 2000.

Drilling product revenues were down 64 percent from the third quarter 1998 and 10 percent from already low second quarter levels, resulting in a loss from discontinued operations of $14.1 million, net, which includes $3.6 million of direct costs related to the proposed spinoff. Revenues in this group have bottomed as orders and backlog, particularly for premium tubulars, have been increasing over the past two months and will equate to significantly higher product shipments in the fourth quarter.

Houston-based Weatherford International, Inc. (HTTP://WWW.WEATHERFORD.COM) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs more than 10,000 people worldwide.

                                      # # #
Contacts:
Bruce F. Longaker (713) 693-4161
Don Galletly (713) 693-4148

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity and the demand for and pricing of Weatherford's products. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.


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                        WEATHERFORD INTERNATIONAL, INC.
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (In 000's, Except Per Share Amounts)

                                                              Three Months Ended              Nine Months Ended
                                                                September 30,                   September 30,
                                                          ---------------------------     ---------------------------
                                                             1999            1998            1999            1998
                                                          -----------     -----------     -----------     -----------
Net Revenues:
     Completion and Oilfield Services                     $   176,961     $   209,607     $   502,659     $   661,524
     Artificial Lift Systems                                   78,740          70,010         198,438         267,566
     Compression Services                                      67,931          42,641         166,464         132,806
                                                          -----------     -----------     -----------     -----------
                                                              323,632         322,258         867,561       1,061,896
                                                          -----------     -----------     -----------     -----------
Operating Income:
     Completion and Oilfield Services                          10,137          42,713          36,919         128,661
     Artificial Lift Systems                                    5,955           2,055           7,782           4,947
     Compression Services                                       7,122           4,174          16,794          13,602
     Corporate Expenses                                        (5,585)         (5,197)        (18,150)        (87,777)
                                                          -----------     -----------     -----------     -----------
                                                               17,629          43,745          43,345          59,433
Other Income (Expense):
     Other, Net                                                 1,568           2,431           9,451           4,617
     Interest Expense                                         (12,832)        (13,564)        (37,355)        (36,798)
                                                          -----------     -----------     -----------     -----------
Income Before Income Taxes                                      6,365          32,612          15,441          27,252
Provision for Income Taxes                                     (1,848)        (10,383)         (3,903)         (7,990)
                                                          -----------     -----------     -----------     -----------
Income Before Minority Interest                                 4,517          22,229          11,538          19,262
Minority Interest Income (Expense), Net of Tax                 (1,495)             10          (2,821)            (99)
                                                          -----------     -----------     -----------     -----------
Income from Continuing Operations                               3,022          22,239           8,717          19,163
Income (Loss) from Discontinued Operations, Net of Tax        (14,115)         20,515         (19,292)         69,843
                                                          -----------     -----------     -----------     -----------
Net Income (Loss)                                         $   (11,093)    $    42,754     $   (10,575)    $    89,006
                                                          ===========     ===========     ===========     ===========

Basic Earnings (Loss) Per Share:
     Income from Continuing Operations                    $      0.03     $      0.23     $      0.09     $      0.20
     Income (Loss) from Discontinued Operations                 (0.14)           0.21           (0.20)           0.72
                                                          -----------     -----------     -----------     -----------
     Net Income (Loss) Per Share                          $     (0.11)    $      0.44     $     (0.11)    $      0.92
                                                          ===========     ===========     ===========     ===========

Diluted Earnings (Loss) Per Share:
     Income from Continuing Operations                    $      0.03     $      0.23     $      0.09     $      0.20
     Income (Loss) from Discontinued Operations                 (0.14)           0.21           (0.19)           0.71
                                                          -----------     -----------     -----------     -----------
     Net Income (Loss) Per Share                          $     (0.11)    $      0.44     $     (0.10)    $      0.91
                                                          ===========     ===========     ===========     ===========

Weighted Average Shares Outstanding:
     Basic                                                    101,408          97,386          98,770          96,973
                                                          ===========     ===========     ===========     ===========
     Diluted                                                  103,481          97,819         100,306          97,684
                                                          ===========     ===========     ===========     ===========

Depreciation and Amortization:
     Completion and Oilfield Services                     $    26,495     $    24,041     $    78,570     $    69,374
     Artificial Lift Systems                                    5,024           4,623          14,694          14,311
     Compression Services                                       8,459           6,117          25,193          18,092
     Corporate                                                    639             220           1,511           1,547
                                                          -----------     -----------     -----------     -----------
                                                          $    40,617     $    35,001     $   119,968     $   103,324
                                                          ===========     ===========     ===========     ===========